Exhibit 21.1 - LIST OF SUBSIDIARIES

MortgageBrokers.com Inc., an Ontario corporation

MortgageBrokers.com Financial Group of Companies Inc., a Canada corporation

MBKR Holdings Inc., a Canada corporation